                                                                    EXHIBIT 15.1
J.B. Hunt Transport Services, Inc.
Lowell, Arkansas

Ladies and Gentlemen:

RE: Registration Statement No. 333-88016

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 15, 2002, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (The Act), such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

                                             /s/ KPMG LLP

Tulsa, Oklahoma

May 29, 2002